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                                                                      EXHIBIT 23

                        CONSENT OF INDEPENDENT AUDITORS

     We consent to the incorporation by reference in Registration Statement Nos. 33-89664, 33-89666, 333-34327 and 333-26757 on Form S-8, and Registration
Statement Nos. 333-30813, 333-28067, 333-80089 and 333-44507 on Form S-3 of KTI,
Inc. and in the related Prospectuses of our reports dated: March 6, 1998 (except for Note 18, as to which the date is March 23, 1998) with respect to the consolidated financial statements of KTI, Inc.; and February 7, 1997 with respect to the financial statements of Penobscot Energy Recovery Company, Limited Partnership, each included in the Annual Report (Form 10-K) of KTI, Inc. for the year ended December 31, 1997.

                                          ERNST & YOUNG LLP

Hackensack, New Jersey

March 27, 1998